Exhibit 3.4

BY-LAWS OF CHEVRON U.S.A. INC.

Amended and Restated effective October 1, 2020

ARTICLE I

Management

Section 1. Names and Functions of Divisions; Authority.

The corporation shall operate through the following divisions.

Chevron Business and Real Estate Services shall manage the business and assets of the Corporation relating to administrative support services and business products and the management of non-mineral real estate activities, businesses, properties and services.

Chevron Energy Solutions Company shall manage the business and assets of the Corporation relating to the provision of services and solutions relating to energy information, usage and cost management, energy efficiency and conservation, power quality, power reliability, electric infrastructure and distributed generation, and customer energy strategies.

Chevron Eurasia-Pacific Exploration and Production Company shall provide certain technical, legal and other related services with respect to petroleum and gas exploration and production activities in Europe and the Asia-Pacific region.

Chevron Global Gas shall provide certain technical, commercial, legal and other related services in connection with the exploration, development, and promotion of global gas business opportunities for the benefit of the Corporation and its affiliates.

Chevron Industries shall manage the business and assets of the Corporation relating to the provision of services for all branches of the petroleum business as well as for oil, gas, mineral, geothermal and other energy, explorative and extractive activities.

Chevron Middle East, Africa, South America Exploration and Production Company shall provide certain technical, legal and other related services with respect to petroleum and gas exploration and production activities in the Middle East, Africa, and South America.

Chevron Natural Gas shall manage the purchase and sale of natural gas and natural gas liquids for the Corporation, and shall provide associated risk management and support services.

Chevron North America Exploration and Production Company shall manage the business and assets of the Corporation relating to oil and gas exploration and production and natural gas operations in North America.

Chevron Power and Energy Management Company shall provide certain technical, commercial, legal and other related services in connection with the management of the power and energy needs of the Corporation and its affiliates, and in connection with the development and operation of power generation and renewable energy opportunities for the benefit of the Corporation and its affiliates.

Chevron Products Company shall manage the business and assets of the Corporation relating to refining, marketing, trading, supply and distribution of crude and refined products derived from petroleum, and the marketing of related technology. Such businesses include aviation and marine fuels, lubricant products of all kinds, and related support operations.

Chevron Services Company shall manage the business and assets of the Corporation relating to the provision of financial, legal and technical support services.

Chevron Supply and Trading shall provide certain technical, commercial, legal and other related services in connection with the exploration, development, and promotion of gas, the refining, marketing, trading, supply and distribution of crude and refined products derived from petroleum and other midstream business opportunities for the benefit of the Corporation and its affiliates.

Chevron Technical Center shall manage the business and assets of the Corporation relating to the provision of certain technical services for oil and gas exploration and production, oil and gas refining, marketing, and supply and distribution; capital project management and support services; functional guidance for communications, data processing, and advanced office systems; development and commercialization of energy related technologies; and to provide differentiated support that creates value for the business and promote technical innovation.

Chevron Upstream shall provide certain technical, legal and other related services for global oil and gas exploration and producing activities.

Except as otherwise provided by the Restated Articles of Incorporation or By-Laws of the corporation, each division of the corporation shall have all requisite corporate authority to take all such actions as it deems appropriate, and to fully obligate the corporation accordingly.

Section 2. Director; Limitation of Personal Liability.

The authorized number of Directors who shall constitute the Board of Directors of the corporation shall be not less than three, nor more than ten, and shall be determined from time to time by resolution adopted by the shareholders or the Board of Directors of the corporation.

Any vacancy existing in the Board of Directors may be filled by vote of the majority of the remaining members of the Board of Directors.

To the fullest extent permitted by law, no Director of the corporation shall be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, by any such Director. Any repeal, amendment or modification of this section shall be prospective only and shall not increase, but may decrease, a Director’s liability with respect to actions or failures to act occurring prior to such changes.

Section 3. Meetings of the Board of Directors; Consents.

Meetings of the Board of Directors of the corporation may be held at such times and places as may be determined from time to time by resolution of the Board of Directors or as may be called by any of its members. Annual and regular meetings of the Board of Directors may be held without notice thereof. Actual or constructive notice of the time and place of any special meeting of the Board of Directors must be given to each of its members, unless all of the members waive notice thereof. Notice of any meeting of the Board of Directors may be given by any member of the Board of Directors or any officer. The notice may be given orally, in person or by telephone, or in writing delivered, mailed, sent by facsimile, telegraphed or otherwise transmitted to the Director’s business or home address. The notice shall be given not less than one hour before the hour fixed for the meeting. A quorum for action at any meeting of the Board of Directors of the corporation shall exist if at least one third of the members of the Board of Directors are present at such meeting. The Board of Directors may also take action by the unanimous written consent of its members.

Section 4. Officers.

The corporation shall and its divisions may have one or more Presidents, Vice-Presidents, Secretaries, Assistant Secretaries, Treasurers, Assistant Treasurers, and such additional officers as may be elected or appointed to hold such offices as may from time to time be created by the Board of Directors of the corporation. The Board of Directors of the corporation shall elect the President who shall serve at the pleasure of the Board of Directors. The Board of Directors or the President of the corporation may appoint other designated officers of the corporation and its divisions to serve at the pleasure of the Board of Directors and the President. The President of any division of the corporation may appoint other designated officers of such division. Subject to the direction of the Board of Directors, each officer shall have and may exercise all the customary authority accorded to the office held by the officer, and each officer shall also perform such other duties as may from time to time be assigned by or in accordance with the direction of the Board of Directors. The officers of the corporation are also authorized to assist any division of the corporation in carrying out the business of the division, and to execute and deliver such instruments and documents and take such further actions as have been authorized by the Board of Directors or an officer of the division acting within the scope of his or her authority or are otherwise consistent with the policies established by the division, and to render reports to the division of their activities on behalf of the division.

Section 5. Attorneys-in-Fact.

Whenever an applicable statute, decree, rule or regulation requires a document to be subscribed by a particular officer of the corporation, such document may be signed on behalf of such officer by a duly appointed attorney-in-fact, except as otherwise directed by the Board or limited by law.

Section 6. Indemnification.

The corporation shall have authority to indemnify its representatives against loss or liability in any manner it considers appropriate, including against settlements and judgments in derivative suits, subject only to limitations imposed by applicable law. The corporation shall not fail to indemnify any natural person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, by reason of the fact that he or she is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for some other entity, against expenses, judgments, fines, and amounts paid in settlement, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Each person who shall serve in any such capacity for the corporation shall be deemed to have done so in reliance on the foregoing right to indemnification, which shall continue after such service ends and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 7. Offices.

The corporation shall maintain an office at 6001 Bollinger Canyon Road, San Ramon, California, at which shall be kept the share register for the corporation, the minutes of the proceedings of the shareholders and of the Board of Directors of the corporation. The corporation shall have such other offices as it may from time to time determine, and each division of the corporation shall have such offices at such places as it may from time to time determine.

ARTICLE II

Shares and Shareholders

Section 1. Shares.

The shares of the corporation shall be uncertificated.

Section 2. Shareholders of Record.

The Board of Directors of the corporation may fix a time as a record date for the determination of shareholders entitled to receive any dividend or distribution declared to be payable on any shares; or to vote upon any matter to be submitted to any vote of shareholders; or to be present or to be represented by proxy at any meeting of shareholders, which record date in the case of a meeting of the shareholders shall be not more than ninety nor less than ten days before the date set for such meeting; and only shareholders of record as of the record date shall be entitled to receive such dividend or distribution, or to vote on such matter, or to be present or represented by proxy at such meeting.

Section 3. Meetings of Shareholders; Consents.

An annual meeting of the shareholders shall be set by resolution of the Board of Directors. At the annual meeting, Directors of the corporation shall be elected to serve for the ensuing year and until their successors are elected. Any other proper business may also be transacted at the annual meeting. Special meetings of the shareholders may be called at any time by the Board of Directors of the corporation or by shareholders possessing at least twenty percent of the issued and outstanding shares. In the absence of any other designation, any meeting of shareholders shall be held at the offices of the corporation at 6001 Bollinger Canyon Road, San Ramon, California. A Secretary or Assistant Secretary elected or appointed by the Board of Directors or the President of the corporation shall give written notice of any meeting of shareholders at least ten days prior to the date fixed for the meeting, but failure to give notice shall not affect the validity of the meeting if notice is waived by all the shareholders of the corporation. A quorum for action shall exist at any meeting if a majority of the shares are represented at the meeting and approve the action. The shareholders may also take action by unanimous written consent.

ARTICLE III

Amendments to By-Laws

The By-Laws may be amended by the shareholders of the corporation and, to the extent permitted by law, by the Board of Directors of the corporation.